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PRICING SUPPLEMENT NO. 1
DATED:  APRIL 1, 1999
(TO PROSPECTUS SUPPLEMENT DATED MARCH 19, 1999
AND PROSPECTUS DATED MARCH 19, 1999)


                            AT&T CAPITAL CORPORATION
                           MEDIUM-TERM NOTES, SERIES G

        Issue Price:  100% (as a percent of principal amount)

        FLOATING RATE NOTES

        PRINCIPAL AMOUNT:                    U.S. $200,000,000
        INTEREST RATE:                       Floating
        ISSUE DATE:                          April 7, 1999
        TRADE DATE:                          April 1, 1999
        SETTLEMENT DATE:                     April 7, 1999
        INITIAL INTEREST PAYMENT DATE:       July 9, 1999
        MATURITY DATE:                       April 9, 2001
        DAYCOUNT:                            Actual/360
        BASE RATE:                           LIBOR
        INDEX MATURITY:                      3 Month
        SPREAD:                              Plus 17 basis points (subject to adjustment as described below)
        MINIMUM/ MAXIMUM:                    Not applicable
        INITIAL INTEREST RATE:               5.17% per annum
        INTEREST RESET DATES:                January 9, April 9, July 9 and October 9 (or next Business Day), commencing July 9, 1999
        SOURCE:                              LIBOR Telerate
        INTEREST PAYMENT DATES:              January 9, April 9, July 9 and October 9 (or next Business Day)
        CUSIP NUMBER:                        00206HK94
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ADJUSTMENT TO THE INTEREST RATE

        Beginning (a) on the first day following a Failed Acquisition Date or
(b) if the Acquisition has not closed by December 31, 1999, on January 1, 2000, the Spread specified above will increase to 92 basis points. If the Spread has been so increased, then, if applicable, upon the first day following the completion of the Acquisition, the Spread will reduce to 17 basis points.

        A "Failed Acquisition Date" is the earliest public announcement by The
CIT Group Inc. or Newcourt Credit Group Inc. that (a) the Acquisition will not occur, (b) either party has failed to receive the necessary shareholder approval for the Acquisition, or (c) either party has failed to receive the necessary regulatory approvals for the Acquisition. "Acquisition" means the acquisition of Newcourt by The CIT Group Inc. announced March 8, 1999.

        See "Recent Developments" in the accompanying prospectus. No determination has been made whether The CIT Group Inc. will guarantee or support the obligations of either AT&T Capital or Newcourt. Therefore, investors should not expect that The CIT Group Inc. will guarantee or support the obligations of either AT&T Capital or Newcourt.


                                 LEHMAN BROTHERS